SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2001

VANGUARD AIRLINES, INC

(Exact name of registrant as specified in its charter)

Delaware 0-27034 48-1149290

(State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification No.)

533 Mexico City Avenue, Kansas City International Airport, Kansas City, MO 64153

(Address of principal executive offices including zip code)

Registrant's telephone number, including area code (816) 243-2100

Item 1. Changes in Control of Registrant

Vanguard Airlines, Inc. (the "Company") provides the following information without admitting or denying that a change in control has occurred.

On July 12, 2001, the Company closed the equity investment in the Company that was announced on May 1, 2001 and again on June 25, 2001. The Company issued an aggregate of 25,026,249 shares of Vanguard Airlines common stock in exchange for a new investment of approximately $4.5 million.

Vanguard Acquisition Company, an affiliate of Pegasus Aviation, acquired 17,500,000 shares and currently holds 38% of the Company's issued and outstanding chares of common stock. Including all shares of preferred stock based on their rate of convertibility to common stock, Vanguard Acquisition Company holds 36% of the Company's voting securities.

Vanguard Acquisition Company used working capital funds to make the investment.

In connection with the transaction, existing shareholders of the Company waived certain antidilution rights contained in the Company's preferred stock designations and limited the antidilution rights they hold with respect to certain warrants. Post-closing, warrants to purchase approximately 13,500,000 shares of common stock, held by the J. F Shea Co, Inc., as nominee 1998-19, and The Hambrecht 1980 Revocable Trust, have an adjusted exercise price of $0.50 per share. Prior to closing this transaction, the J. F Shea Co, Inc., as nominee 1998-19, and The Hambrecht 1980 Revocable Trust held on a diluted basis, approximately 41% and approximately 39%, respectively, of the Company's voting securities.

Pegasus Aviation leases three aircraft and has commitments to lease an additional seven aircraft, to the Company, at rates management believes reflect current market values.

Item 7. Financial Statements and Exhibits.

(c) Exhibits. The following Exhibits are filed with this report:

Exhibit No. Description

1 Purchase Agreement dated June 8, 2001 between Vanguard Airlines, Inc. and Vanguard Acquisition Company, The Hambrecht 1980 Revocable Trust, Inc. and J.F. Shea Co., Inc. as nominee 1998-19.

2 Restated Certificate of Designation of Series A Preferred Stock of Vanguard Airlines, Inc. dated July 12, 2001.

3 Restated Certificate of Designation of Series B Preferred Stock of Vanguard Airlines, Inc. dated July 12, 2001.

4 Restated Certificate of Designation of Series C Preferred Stock of Vanguard Airlines, Inc. dated July 12, 2001.

5 Waiver of Anti-Dilution Rights dated June 8, 2001, executed by The Hambrecht 1980 Revocable Trust and J.F. Shea Co., Inc., as nominee 1998-19.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD AIRLINES, INC.

/s/ Robert M. Rowen

By: Robert M. Rowen

Vice President and General Counsel

Date: July 24, 2001